CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 4, 2003, relating to the financial statements and financial highlights which appears in the December 6, 2002 Annual Report to Shareholders of Chartwell Large Cap Value Fund and Chartwell Small Cap Value Fund, series of Advisors Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

New York, New York
March 10, 2003